  EXHIBIT 99.1

TURTLE BEACH INCREASES SALES OUTLOOK FOR SECOND QUARTER OF 2020

- Sales Expected to Reach Record Levels More Than 75% Higher Than Q2 2019 -

San Diego, CA – June 16, 2020 – Turtle Beach Corporation (Nasdaq: HEAR), a leading gaming audio and accessory provider, has increased its sales outlook for the quarter ending June 30, 2020 based on continued strong demand and significant additional increases in product supply.

The Company now expects sales in the second quarter of 2020 to range between $74 million and $77 million, compared to $41.3 million reported in the second quarter of 2019. This would exceed the previous record of $60.8 million reported in the second quarter of 2018 by at least 21% when demand for console headsets was fueled by battle royale games such as Fortnite. On May 7th, the Company provided an outlook for second quarter 2020 sales between $42 million and $47 million.

“Although the second quarter has not yet ended, we now know that based on sales already booked and current visibility on product supply that our sales for the quarter will exceed the high end of our earlier forecast by more than 55%,” said Juergen Stark, CEO of Turtle Beach. “Consumer demand for both console and PC gaming headsets and accessories has remained stronger than expected. More importantly, our team has been able to further increase supply and respond to changes in the market with remarkable speed and agility.

“Our second quarter outlook from six weeks ago anticipated retail demand normalizing during May and supply remaining highly constrained despite the more than three-fold increase in factory output we had already achieved. Retail demand has remained strong and, we believe, sales have been highly limited by continuing supply constraints, such that any increase in supply leads directly to revenues and sell-through. We were able to further significantly increase factory output and expedite deliveries into the second quarter to achieve additional expected sales of at least $27 million above our prior outlook. We expect that strong operational execution as well as tight coordination with our retail partners to productively allocate supply will enable us to achieve record sales in the second quarter of this year and, given our strong share position, for the overall console headset market as well.

Turtle Beach Updates Second Quarter 2020 Sales Outlook

“Looking toward the balance of the year, while it remains unclear the extent to which the current sales surge represents a pull-forward of sales that might otherwise have occurred later in the year, we anticipate being able to reflect all or most of the increased second quarter revenue when we provide updated full-year guidance as part of our next quarterly earnings report. We expect to enter July with channel inventories still needing significant replenishment. We also expect the higher revenues to drive higher adjusted EBITDA for the quarter and the year, partially offset by higher expediting costs incurred to achieve the incremental sales.”

The Company expects to update its full year outlook when actual second quarter results are reported in early August.

About Turtle Beach Corporation

Turtle Beach Corporation (www.corp.turtlebeach.com) is one of the world’s leading gaming audio and accessory providers, headquartered in San Diego, CA. The Turtle Beach brand (www.turtlebeach.com) is highly respected for its pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for 10 years running. Turtle Beach’s ROCCAT brand (www.roccat.org) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend,” “forecast” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking

Turtle Beach Updates Second Quarter 2020 Sales Outlook

statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks relating to the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions including the impact of  the global coronavirus (COVID-19) pandemic on consumer demands and manufacturing capabilities, risk relating to, and uncertainly caused by or resulting from, the COVID-19 pandemic, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q,  and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

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For Investor Information, Contact: For Media Information, Contact:

Cody Slach or Sean McGowanMacLean Marshall

Gateway Investor RelationsSr. Director –PR/Communications

On Behalf of Turtle Beach CorporationTurtle Beach Corporation

+1 (949) 574-3860+1 (858) 914-5093

HEAR@gatewayir.commaclean.marshall@turtlebeach.com